Exhibit 99.1

One Commerce Square
Memphis, TN 38150

NEWS RELEASE

For Immediate Release
Investor Relations Contact:
Tim Schools
901.523.3087

Media Contact: Eileen Sarro
901.523.3605

National Commerce Financial Releases First Quarter 2004 Earnings

First Quarter Financial Highlights

•	Earnings per diluted share of $.44
•	Period-end loans increased 11.8 percent annualized versus 4Q03
•	Operating non-interest income increased 10.6 percent annualized versus 4Q03
•	Net charge-off ratio of .28 percent
•	Non-performing asset ratio of .48 percent
•	Period-end tangible equity/tangible asset ratio increased to 7.11 percent

MEMPHIS, Tennessee, (April 15, 2004) —- National Commerce Financial Corporation (NYSE: NCF) today announced that net income for the first quarter of 2004 was $90.2 million or $.44 per diluted share, compared to $64.1 million or $.31 per diluted share in the first quarter of 2003 and $90.3 million or $.44 per diluted share in the fourth quarter of 2003.

“National Commerce’s first quarter results demonstrate the strength of our franchise. The mix of de novo expansion coupled with unique fee income businesses and mature banks in high growth markets continues to produce very high levels of loan, non-interest-bearing deposit, and non-interest income growth,” said William R. Reed Jr., president and chief executive officer of NCF. “As highlighted later in this release, our newest de novo initiatives: Asheville/Savannah, Atlanta, First Market Bank, and Wal-Mart Money Centers, continue with strong results.”

“Maintaining earning-asset yields remains challenging in this historically low interest rate environment. Existing fixed-rate loans continue to reprice downward, with new loan production weighted to variable-rate loans with lower current spreads, and investment yields for new securities have been low and volatile,” said Reed. “As a result, NCF refrained from increasing its exposure to new investment securities in the first quarter, holding average balances at the same level as the prior quarter and allowing our capital levels to build. Though this strategy had a negative impact on the quarter’s absolute level of net interest income, we were able to offset this impact by opportunistically capitalizing on the increased value of our securities portfolio which benefited fee income. I expect net interest income to improve in second quarter as investment security yields have now rebounded, allowing us to add incremental leverage at much more favorable rates. In addition, our solid capital levels, when combined with the 1.9 million shares repurchased towards the later half of first quarter give us confidence about our prospects for the rest of the year. Our ongoing internal efficiency project, which resulted in an expense of $2.4 million during the quarter will also start to yield net positive results in the second half of the year, further enhancing our earnings growth prospects.”

OPERATING REVENUE

Operating revenue increased 7.0 percent over the first quarter of 2003 and decreased 2.3 percent annualized on a sequential-quarter basis. The 7.0 percent increase from first quarter 2003 was the result of a 7.3 percent increase in taxable equivalent net interest income and 6.5 percent increase in operating non-interest income. During the period, average earning assets increased 10.3 percent overcoming a 12 basis point decline in the net interest margin and the effect of a slight deleveraging of the Company’s balance sheet which raised the average tangible equity to tangible asset ratio from 6.95 percent to 6.99 percent.

The first quarter 2004 decline in operating revenue resulted from an 8.9 percent annualized decline in taxable equivalent net interest income. During the period, average earning assets increased 6.5 percent annualized, of which average loans increased 7.0 percent and investment securities increased only 1.0 percent. The $4.5 million decline in taxable equivalent net interest income was primarily the result of: a decline in the net interest margin, further deleveraging of the balance sheet, as the Company did not find the lower yield of new available investment securities to be attractive, causing the average tangible equity to tangible asset ratio to rise from 6.85 percent to 6.99 percent despite the repurchase of 1.9 million shares; and the fact the quarter was one day shorter than the prior quarter. The tangible equity to tangible asset ratio as of March 31, 2004, was 7.11 percent. As mentioned previously, loan growth remains strong across the Company with end of period balances up 11.8 percent annualized from the prior quarter.

Period End Loans
				3-Month
				Annualized	12-Month
($ in thousands)	1Q04	4Q03	1Q03	Growth %	Growth %
Commercial	7,700,252	7,543,921	7,092,909	8.3%	8.6%
Consumer	5,502,198	5,275,752	4,577,322	17.2%	20.2%
Other	216,117	215,275	211,742	1.6%	2.1%
Total NCF	13,418,567	13,034,948	11,881,973	11.8%	12.9%
First Market	606,802	586,395	502,893	13.9%	20.7%

First quarter 2004 operating non-interest income increased 6.5 percent over the first quarter of 2003 and 10.6 percent annualized versus the fourth quarter of 2003. The increases experienced in each period were primarily the result of the Company’s fee generating Financial Enterprises businesses and equity earnings from First Market Bank. In addition, the Company was opportunistic in capitalizing on the increased value of its securities portfolio due to lower interest rates which helped offset the decline in taxable equivalent net interest income discussed above.

Within the fee generating Financial Enterprises businesses, NBC Capital Markets, Inc. (an institutional fixed-income unit), NCBS (an in-store bank consulting unit), NCFAS (a real estate settlement services provider), and trust businesses rose double-digits for both the year-over-year and sequential quarter periods. Financial Enterprises and First Market Bank increased 20.2 percent and 38.8 percent, respectively, versus first quarter of 2003 and 39.9 percent and 21.7 percent annualized, respectively, compared to fourth quarter of 2003.

Service charges on deposits and other service charges and fees were negatively impacted over the last 12 months by the Wal-Mart interchange settlement, sale of the Company’s merchant processing business, commercial service charges as companies maintained higher balances and processed less paper, the rollout of our free Internet bill pay, and continued conversion of fee paying checking accounts to no fee products. Additionally, first quarter historically results in seasonally lower consumer banking fees which came back strongly in March of 2004.

Operating Revenue, Operating Non-Interest Income and Taxable Equivalent Net Interest Income, are non-GAAP financial measures, reconciliations of which to comparable GAAP measures are included on pages 15 and 16 of the financial tables supplementing this release.

NET INTEREST MARGIN

The net interest margin percentage for the first quarter of 2004 declined 12 basis points to 3.86 percent from 3.98 percent in the fourth quarter of 2003. Eight basis points of the decline in net interest margin resulted from lower prepayment penalty fees and loan fees. Additionally, yields on the Company’s fixed-rate loans declined due to prepayments, maturities, and the fact that new loan production has been predominantly variable rate. Adjusting liability costs in this unprecedented low interest rate environment remains challenging. During the quarter, total liability cost declined 3 basis points. The Company remains optimistic that a rise in rates will increase net interest income due to the slightly asset sensitive position of the balance sheet and the relatively low current value of non-interest-bearing deposits.

Asset Yields/Funding Cost

	1Q04	4Q03	1Q03
Investment Securities	4.82%	4.80%	4.88%
Total Loans	5.52%	5.73%	6.32%
Earning Assets	5.22%	5.37%	5.85%

Total Interest-bearing Deposits	1.48%	1.50%	1.88%
Total Interest-bearing Liabilities	1.61%	1.64%	2.18%
Total Funding	1.36%	1.39%	1.87%

Net Interest Margin	3.86%	3.98%	3.98%

ASSET QUALITY

Net charge-offs were .28 percent annualized of average loans in first quarter of 2004, an improvement from .43 percent annualized of average loans in the fourth quarter of 2003. The improvement is attributable to an unusually high charge-off of $5.4 million experienced in fourth quarter 2003 related to an aircraft loan. The Company continues to target a range of .25 percent to .30 percent for the full year of 2004.

Non-performing assets at March 31, 2004, were .48 percent of end-of-period loans, foreclosed real estate, and other repossessed assets; an improvement from .49 percent at December 31, 2003. Non-performing assets at period end included $34.7 million of non-performing loans, $23.2 million of foreclosed real estate, and $6.1 million of other repossessed assets.

The allowance for loan losses at March 31, 2004, increased $2.9 million to $173.4 million or 1.29 percent of end of period total loans, from $170.5 million or 1.31 percent at December 31, 2003. Coverage levels of net charge-offs and non-performing assets improved to 4.71 times and 2.71 times, respectively, and remain significantly above industry levels.

Asset Quality Ratios

	1Q04	4Q03	1Q03
Net Charge-offs (annualized)28%43%25%
Non-performing Assets48%49%57%
Loan Loss Allowance	1.29%	1.31%	1.37%
Allowance coverage to net charge-offs (annualized)	4.71x	3.04x	5.23x
Allowance coverage to non-performing assets	2.71x	2.68x	2.40x

OPERATIONAL EFFICIENCY

The Company’s effort to improve operational efficiency remains a top initiative. The first wave of recommendations from the previously announced project to improve internal performance were implemented in early second quarter and benefits to the bottom line should gradually increase through the fourth quarter of this year. First quarter 2004 included an expense of $2.4 million for this initiative.

The Company’s first quarter cash operating efficiency ratio, defined as cash operating non-interest expense divided by operating revenues, has improved 221 basis points from first quarter of 2003 in spite of a year of significant business expansion in the Atlanta metropolitan area. During this time operating revenues rose 7.0 percent while cash operating non-interest expense rose only 2.3 percent. The first quarter 2004 cash efficiency ratio increased 80 basis points from fourth quarter 2003 primarily due to lower net interest income, current year salary increases, seasonally higher FICA and employee benefits, and the addition of eight new branches. The company expects the current expense initiatives to provide significant leverage at such time that interest rates return to their historical level, as much of the associated lift in revenue is not expected to require an offsetting rise in expense.

Cash Operating Efficiency Ratios

($ in thousands)	1Q04	4Q03	1Q03
Banking operating revenues	$248,757	$255,784	$238,304
Banking cash operating non-interest expense	$109,213	$108,369	$111,053
Banking cash operating efficiency ratio	43.90%	42.37%	46.60%

Financial Enterprise operating revenues	$60,070	$54,619	$49,972
Financial Enterprise cash operating non-interest expense	$40,295	$39,367	$34,731
Financial Enterprise cash operating efficiency ratio	67.08%	72.08%	69.50%

NCF operating revenues	$306,863	$308,558	$286,658
NCF cash operating non-interest expense	$147,544	$145,891	$144,166
NCF cash operating efficiency ratio	48.08%	47.28%	50.29%

DE NOVO EXPANSION

The Company continues to invest in infrastructure and people across its footprint. Each of the de novo expansion initiatives experienced another strong quarter of strong growth with Asheville/Savannah, acquired from Wachovia, Atlanta, First Market Bank, and the pilot Wal-Mart Money Centers each growing end-of-period loan balances by double-digits and at a pace faster than NCF as a whole.

De Novo Market Period End Balances
				3-Month
($ in thousands)				Annualized	12-Month
	1Q04	4Q03	1Q03	Growth %	Growth %
Loans
Asheville/Savannah	399,065	380,151	276,570	19.9%	44.3%
Atlanta	335,304	281,372	91,102	76.7%	268.1%
Wal-Mart Money Center	78,008	71,028	48,131	39.3%	62.1%
Total NCF	13,418,567	13,034,948	11,881,973	11.8%	12.9%
First Market	606,802	586,395	502,893	13.9%	20.7%

Deposits
Asheville/Savannah	648,224	644,207	611,017	2.5%	6.1%
Atlanta	555,857	487,070	348,354	56.5%	59.6%
Wal-Mart Money Center	497,244	469,667	383,628	23.5%	29.6%
Total NCF	15,790,968	15,549,587	14,925,863	6.2%	5.8%
First Market	907,084	874,509	833,655	14.9%	8.8%

In Atlanta, five new traditional locations were opened in first quarter, six are planned for the second quarter, and three additional Kroger locations are planned to be added by year-end. This will complete the opening of the traditional branches previously acquired from Wachovia and bring the year-end planned branch total to 52. In addition to the significant growth of new customers, Atlanta is now entering the phase of the Company’s de novo expansion strategy where it will begin to experience significant operating leverage. With much of the investment behind us, every effort is being made to increase the number of high-value households as well as to improve the number of services per household.

Atlanta Customer Profile

	12/31/02	2/28/04
Total Households (HH)	2,200	19,535
3+ Services HH	34%	45%
5+ Services HH	2%	11%
Avg. Services HH	1.2	2.6
Internet Banking	13%	45%

During the quarter, three additional Wal-Mart Money Center pilot locations and two El Banco locations were added, increasing their respective totals to 19 and four. The co-branded Wal-Mart pilot program which began in October remains in its infancy. We are encouraged by the results and look forward to expanding the relationship. El Banco, the Company’s Hispanic banking partner, now operates four locations in the Atlanta metropolitan area and plans to open six additional locations by year end.

Within existing markets, the Company now has the first right of refusal for branch opportunities within Harris Teeter supermarkets in the Charlotte metropolitan area. Harris Teeter, Inc., headquartered in Charlotte, has 23 percent market share and will provide the first in-store locations in Charlotte supporting the 40 traditional locations currently operated by the Company. The first two locations opened earlier this week and additional locations will be evaluated as they become available.

Supplemental financial tables are available on the Company’s website at www.ncfcorp.com/releases.cfm.

ABOUT NCF

National Commerce Financial Corporation, headquartered in Memphis, Tennessee, is a sales and marketing organization that delivers select financial and consulting services through a national network of banking and non-banking affiliates. With $23 billion in assets, NCF operates almost 500 branches in 14 of the nation’s fastest growing metropolitan areas throughout the southeast.

NON-GAAP FINANCIAL INFORMATION

This press release contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (GAAP). NCF’s management uses these non-GAAP measures in their analysis of the Company’s performance. These measures, reconciled on pages 15 and 16 of the quarter’s associated financial tables, adjust GAAP performance measures to exclude the effects of unusual litigation related expenses, conversion/merger expenses, and employment contract terminations as well as the amortization of core deposit intangibles. These non-GAAP measures may also exclude other significant gains or losses that are unusual in nature. Since these items and their impact on NCF’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of NCF’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

FORWARD-LOOKING STATEMENTS

These statements constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. A variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. NCF does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to competition from both financial and non-financial institutions; changes in interest rates, deposit flows, loan demand and real estate values; efficiencies and savings resulting from the efficiency project are not achieved due to variances in the timing of execution of the project and other factors outside the Company’s control; changes in legislation or regulation; changes in accounting principles, policies or guidelines; the timing and occurrence (or non-occurrence) of transactions and events that may be subject to circumstances beyond the control of NCF; and other economic, competitive, governmental, regulatory and technological factors affecting NCF specifically or the banking industry or economy generally.

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NATIONAL COMMERCE FINANCIAL CORPORATION

Current Quarter Financial Highlights

(In Thousands Except Share and Per Share Data)

	Three Months Ended			% Change Fav/(Unfav)	Three Months Ended		% Change Fav/(Unfav)
Earnings and Earnings Per Share	03/31/2004		12/31/2003		03/31/2004	03/31/2003
Revenues (TE and excluding discontinued op.)	$317,826		314,096	1.2	317,826	288,977	10.0
Net income	90,244		90,268	(.0)	90,244	64,090	40.8

Average basic shares outstanding	204,978,998		204,953,486		204,978,998	205,270,721
Average diluted shares outstanding	207,082,844		207,009,648		207,082,844	206,755,698

Basic EPS	$.44		.44	—	.44	.31	41.9
Diluted EPS	.44		.44	—	.44	.31	41.9

Asset Quality Ratios
Loan loss allowance to total loans	1.29%		1.31		1.29	1.37
Net loans charged-off (annualized) to average loans	.28		.43		.28	.25
Nonperforming assets to loans plus foreclosed real
estate and other repossessed assets	.48		.49		.48	.57
Loan loss allowance to net charge-offs (annualized)	4.71	x	3.04		4.71	5.23
Loan loss allowance to nonperforming loans	4.99		5.55		4.99	4.96

Selected Average Balances
Assets	$23,144,064		22,845,698	1.3	23,144,064	21,292,442	8.7
Loans	13,239,512		12,992,875	1.9	13,239,512	12,373,824	7.0
Investment securities (1)	6,642,411		6,626,168.2		6,642,411	5,706,704	16.4
Core deposits	13,244,835		13,143,769.8		13,244,835	12,734,843	4.0
Stockholders' equity	2,782,955		2,745,465	1.4	2,782,955	2,695,846	3.2

Selected Period End Balances
Assets	$23,038,522		23,016,916.1		23,038,522	21,721,985	6.1
Loans	13,418,567		13,034,948	2.9	13,418,567	11,881,973	12.9
Investment securities	6,217,177		6,619,000	(6.1)	6,217,177	6,594,862	(5.7)
Core deposits	13,469,295		13,342,851.9		13,469,295	13,121,371	2.7
Stockholders' equity	2,798,939		2,781,186.6		2,798,939	2,696,014	3.8
Shares outstanding	203,911,127		205,136,649		203,911,127	205,009,566
Number of banking offices	459		451		459	455
Number of ATMs	521		521		521	513
Number of full-time equivalent employees (FTE)	5,403		5,441		5,403	5,564

Capital Ratios
Period-end tangible equity to period-end tangible assets (2)	7.11%		7.00		7.11	6.85
Risk-based capital ratios:
Tier 1 capital	10.95E		11.03		10.95E	10.50
Total capital	12.02E		12.10		12.02E	11.57
Leverage ratio	8.13E		8.17		8.13E	8.01

E—Estimated

(1)	Average balances exclude the mark-to-market adjustment for Statement of Financial Accounting Standards No. 115.
(2)	Tangible equity and tangible assets are computed by subtracting the sum of goodwill and core deposit intangibles from total equity and total assets, respectively.